EXHIBIT 99

News Release
Media Relations Contact
Salena Gallo
612-587-2522
salena.gallo@retek.com

Investor Relations Contact
Al Galgano
612-587-2485
al.galgano@retek.com

Retek Extends Its Supply Chain Management Solutions Across The Value Chain
Retek Acquires Certain Assets and the Related Liabilities of Syncra Systems,
Inc. To Expand Its Collaboration Capabilities

Minneapolis — November 16, 2004 — Today Retek Inc. announced the expansion of its Supply Chain Management (SCM) offering for enhanced Collaborative Planning, Forecasting and Replenishment (CPFR®) technology. Retek’s enhanced SCM solutions allow retailers to collaborate with their suppliers on planning and forecasting, resulting in a customer-centric model fueled by an agile supply chain network that extends from the customer to the supplier, and is orchestrated around optimized customer demand.

To help extend its SCM offering Retek acquired certain assets and the related liabilities of Syncra Systems, Inc. Syncra is the leading best-of-breed provider of CPFR® technology, which allows retailers to work with their suppliers on promotion planning, consumer demand forecasting and inventory management decisions. The acquisition of Syncra extends the reach of Retek’s suite of SCM solutions, allowing retailers to incorporate the insights of their suppliers to create better plans and forecasts and more effectively respond to changing conditions.

While the case for business-to-business collaboration has always been strong, Retek moved to acquire the CPFR® market leader now, as CPFR® initiatives shift from early adopters to mainstream adoption. The return on CPFR® is compelling:

•	Case studies demonstrate CPFR® initiatives reduce retail out-of-stock rates by 3-10%, while reducing combined distribution center and store inventories by 15-35%.
•	Collaborating with suppliers to better understand future market opportunities and supply chain constraints results in the improved performance of retailers’ most significant investment — inventory.

Retek will be a major contributor to this industry movement. As a provider of integrated best-of-breed supply chain management solutions to major retailers, Retek enables the integration of collaborative technology with retail planning systems necessary for scalable deployments.

“Retek’s extended footprint in supply chain management equips us for many exciting opportunities to grow the business,” said Marty Leestma, Chief Executive Officer of Retek. “It enhances Retek’s offering to food retailers and offers new opportunities in the consumer products market by expanding our target audience. While Retek will remain focused on serving the technology needs of retailers, we will also market our SCM solutions and CPFR® technology to retailer-facing manufacturers, distributors and brokers.”

In addition, Syncra Systems brings a strong relationship with the WorldWide Retail Exchange (WWRE), who will continue to offer hosted solutions based on the Syncra technology. “The WWRE feels that this is a positive development in our Collaborative Planning platform,” said Sally Herbert, Chief Operating Officer at the WWRE. “Many WWRE members use Retek’s software footprint within their core business processes. Integrating WWRE Collaborative Planning into this and aligning Retek more closely with WWRE can only serve to enhance our value and integration with our customers.” WWRE is the premier integrated worldwide exchange community for retailers and manufacturers, helping its members by increasing efficiency and lowering supply chain costs. Its current membership consists of 64 retail industry leaders from around the world.

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Retek has packaged Syncra technology into three solutions, which are available immediately:

•	Retek Syncra Exchange — collects, transforms, manages and analyzes supply and demand chain data, enabling companies to collaborate to improve planning and execution.
•	Retek Promotion Planning — manages the lifecycle of promotions, store openings, new product introductions and other special events that dramatically affect demand, greatly improving the accuracy and efficiency of the promotions planning and execution process.
•	Retek Co-Managed Inventory — a highly flexible, web-based planning engine that allows retailers and manufacturers to work together to improve order planning and delivery.

Retek purchased the technology, customer contracts, certain other assets and the related liabilities of Syncra in exchange for a cash payment of less than $5 million. The company expects the transaction to be neutral to revenue and earnings in the near-term. No other terms of the transaction were disclosed.

About Retek Inc.
 Founded in 1986, Retek Inc. (Nasdaq:RETK) is the leading worldwide provider of mission-critical software and services to the retail industry. Retek’s goal is to make our customers the most successful retailers in the world. Retek solutions integrate collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Retek solutions can be deployed individually to meet specific business needs, or as part of a scalable and fully integrated, end-to-end solution. The primary software solutions consist of five integrated, but independently deployable groups of products — Merchandise Operations Management, Integrated Store Operations, Supply Chain Planning, Supply Chain Execution, and Merchandise Planning and Optimization — which leverage two enabling technologies — Demand Planning and Business Intelligence and Integration. Leading global retailers including Tesco, Best Buy, Gap Inc., Sainsbury’s and Selfridges use Retek solutions. Visit Retek on the Web at www.retek.com.

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Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners. Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.